Exhibit 4.2

EXECUTION VERSION

ESSENT GROUP LTD., Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 1, 2024

6.250% Senior Notes due 2029

EXHIBIT A      Form of Senior Note

EXHIBIT B      Form of Supplemental Indenture to be Delivered by Guaranteeing Subsidiaries

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of July 1, 2024 (this “Supplemental Indenture”), to the Senior Indenture, dated as of July 1, 2024 (the “Original Indenture”), by and between Essent Group Ltd., a company duly organized and existing under the laws of Bermuda (the “Company”), having its principal executive office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States, not in its individual capacity but solely as trustee (the “Trustee”), having its corporate trust office located at Two Liberty Place, 50 S. 16th Street, Suite 2000, Mail Station: EX-PA-WBSP, Philadelphia, PA 19102, is effective upon the execution hereof by the parties hereto.

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Original Indenture providing for the issuance from time to time of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount;

WHEREAS, the Original Indenture is incorporated herein by this reference;

WHEREAS, Section 3.1 of the Original Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Original Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution and Officers’ Certificate or (ii) one or more indentures supplemental to the Original Indenture;

WHEREAS, the Company desires to create, under the Original Indenture, a new series of Securities to be known as its 6.250% Senior Notes due 2029 (the “Senior Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company in accordance with its terms, have been done or performed; and

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture.”

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.      Definitions.

The following defined terms used herein shall have the meanings specified below. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Original Indenture.

“Additional Senior Notes” has the meaning specified in Section 2.2 hereof.

“Capital Lease Obligation” means the amount of the liability in respect of a capital lease or finance lease that would appear on the balance sheet in accordance with GAAP (but specifically excluding the liability in respect of any operating lease whether or not Accounting Standard Codification Topic 842 would otherwise apply and whether or not such operating lease liability may appear on the balance sheet).

“Conduit Indebtedness” means, with respect to a Person, Indebtedness of a special purpose entity or Subsidiary of such Person that is consolidated on such Person’s financial statements in accordance with GAAP so long as (i) the proceeds of such debt are used by such special purpose entity or Subsidiary to make loans to, or to purchase assets from, another Person that is not an affiliate of such Person, in the ordinary course of business and (ii) such Indebtedness and/or any payment with respect to accounts receivable and other assets underlying such Indebtedness are guaranteed by the former Person or one or more of its Subsidiaries, in the ordinary course of business.

“Designated Subsidiary” means any present or future consolidated Subsidiary of the Company, the consolidated stockholders’ equity of which constitutes at least 15% of the Company’s consolidated stockholders’ equity.

“Guarantee” means, individually, any guarantee of payment of the Senior Notes by a Guaranteeing Subsidiary pursuant to the terms of this Supplemental Indenture, and, collectively, all such guarantees. Each Guarantee will be substantially in the form prescribed by this Supplemental Indenture.

“Guaranteeing Subsidiary” means any Subsidiary of the Company that, after the date hereof, executes a supplemental indenture substantially in the form of Exhibit B hereto in accordance with the provisions of this Supplemental Indenture, pursuant to Section 3.1 hereof and their respective successors and assigns, in each case, until such Person is released from its Guarantee in accordance with the terms of such supplemental indenture.

“Initial Senior Notes” has the meaning specified in Section 2.2 hereof.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any Person:

(1)            the principal of, and any premium and interest on, indebtedness of such Person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

(2)            all Capital Lease Obligations of such Person;

(3)            all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred purchase price due and payable within 90 days);

(4)            all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business;

(5)            all Hedging Obligations of such Person;

(6)            all obligations of the type referred to above of other Persons and all dividends of other Persons for which such Person is responsible or liable as obligor, guarantor or otherwise, except Indebtedness will not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) financial guaranties made by an insurance company (including a financial guaranty company) as an incident to the conduct of its insurance business and in the ordinary course of such business;

(7)            all obligations of the type referred to above of other Persons secured by any lien on any property or asset of such Person; and

(8)            any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Notwithstanding the foregoing, (i) Indebtedness of a Person will not include any Conduit Indebtedness or any Insured Indebtedness of such Person or any guaranty of that type of Indebtedness by such Person in the ordinary course of its business, and (ii) in connection with the purchase by a Person of any business, the term Indebtedness will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing so long as at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due. “

“Insured Indebtedness” means, with respect to a Person, any Indebtedness of such Person or its Subsidiaries that is guaranteed by such Person or another Subsidiary of such Person that is an insurance company (including a financial guaranty company) so long as the proceeds of such Indebtedness are used to purchase securities, instruments, notes or other obligations issued or owed by a Person that is not an affiliate of such Person, in the ordinary course of business.

“Interest Payment Date” means, with respect to the Senior Notes, January 1 and July 1 of each year.

“Par Call Date” means June 1, 2029.

“Redemption Date” when used with respect to all or, as the case may be, any part of the Senior Notes that are to be redeemed pursuant to this Supplemental Indenture, means the date fixed for such redemption.

“Redemption Price” has the meaning specified in Section 2.4 hereof.

“Regular Record Date” means, with respect to the Senior Notes, the close of business on June 15 and December 15, as the case may be, immediately preceding each Interest Payment Date.

“Refinancing Agreement” means that certain refinancing agreement entered into on June 26, 2024 among the Company, Bank of America, N.A., JP Morgan Chase Bank, N.A. and certain other lenders party thereto.

“Revolving Credit Facility” means that certain unsecured revolving credit facility provided to the Company pursuant to the Refinancing Agreement, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as it may be further amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Taxing Jurisdiction” means any jurisdiction in which the Company is organized, tax resident or engaged in business for tax purposes, or any political subdivision or taxing authority thereof or therein.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by us and provided to the Trustee in accordance with the following two paragraphs.

The Treasury Rate will be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

ARTICLE II.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

There is hereby established a new series of Securities under the Original Indenture with the following terms:

Section 2.1.      Title.

The title of the series is “6.250% Senior Notes due 2029”.

Section 2.2.      Principal Amount.

There are to be issued by the Company, and authenticated and delivered by the Trustee on the date hereof $500,000,000 aggregate principal amount of Senior Notes, and such principal amount of Senior Notes may be increased from time to time pursuant to Section 3.1 of the Original Indenture. All Senior Notes need not be issued on the same date and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Senior Notes, unlimited in principal amount, upon delivery by the Company to the Trustee of either a Board Resolution and Officers’ Certificate or an indenture supplemental to the Indenture, setting forth the original issuance date of such additional Senior Notes. Any Senior Notes (“Additional Senior Notes”) issued from time to time after the initial issuance of Senior Notes pursuant to this Supplemental Indenture (“Initial Senior Notes”) shall be consolidated with and form a single series with the Initial Senior Notes and shall have the same terms as to status, waivers, amendments, offers to purchase, redemptions or otherwise as the Initial Senior Notes; provided that, if any Additional Senior Notes are not fungible with any other Senior Notes for United States federal income tax purposes, such Additional Senior Notes shall bear a separate CUSIP or ISIN number, as applicable. Notwithstanding Section 3.1(2) of the Original Indenture, such Additional Senior Notes may be issued in an unlimited aggregate principal amount (so long as otherwise permitted by the terms of the Original Indenture and this Supplemental Indenture).

The terms of any such additional Senior Notes will be identical to the terms of the Senior Notes initially issued, authenticated and delivered on the date hereof, except as to issue price, issue date and the date from which interest shall accrue and except that such additional Senior Notes may not be fungible for U.S. federal income tax purposes with such initially issued Senior Notes. Any such additional Senior Notes will, together with the previously issued Senior Notes, constitute a single series of Securities under the Indenture.

Section 2.3.      Payment of Principal and Interest.

(a)            The principal of the Senior Notes shall be due on July 1, 2029, subject to the provisions of the Original Indenture relating to acceleration of maturity. The Senior Notes will bear interest from July 1, 2024, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 6.250% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2025, and at the date of Maturity applicable to the Senior Notes. The Company will pay interest to the Persons in whose names the Senior Notes are registered on the Regular Record Date for such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(b)            If any Interest Payment Date falls on a day that is not a Business Day at the applicable Place of Payment, the interest payment will be postponed to the next day that is a Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after such Interest Payment Date. If the maturity date of the Senior Notes falls on a day that is not a Business Day at the applicable Place of Payment, the payment of interest and principal may be made on the next succeeding Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the Senior Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be.

(c)            The principal of and interest on the Senior Notes shall be paid in Dollars. Payments of principal of or interest on the Senior Notes, and any other amounts in connection therewith or due hereunder, will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

(d)            Subject to Section 4.6 of this First Supplemental Indenture, the provisions of Article Eleven of the Original Indenture, as supplemented by Sections 2.4 and 2.5 of this First Supplemental Indenture.

Section 2.4.      Optional Redemption.

(a)            To the extent not expressly amended or modified by this Supplemental Indenture with respect to the Senior Notes, the Original Indenture, including Article XI therein, shall apply to any redemption of the Senior Notes.

(b)            Prior to the Par Call Date, the Company may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (A) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (B) interest accrued to the Redemption Date, and (ii) 100% of the principal amount of the Senior Notes to be redeemed, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c)            On or after the Par Call Date, the Company may redeem the Senior Notes at the its option, in whole or in part, at any time and from time to time at a Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date for such Senior Notes.

(d)            On and after the Redemption Date, interest will cease to accrue on such Senior Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price and accrued interest, if any. On or before the Redemption Date, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Redemption Price of such Senior Notes to be redeemed on such Redemption Date, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest, if any.

(e)            In the case of a partial redemption, selection of the Senior Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Senior Notes of a principal amount of $2,000 or less will be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to the Senior Note will state the portion of the principal amount of the Senior Note to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion of the Senior Note will be issued in the name of the holder of the Senior Note upon surrender for cancellation of the original Senior Note. For so long as the Senior Notes are in global form, the redemption of the Senior Notes shall be done in accordance with the rules and procedures of the Depositary that apply to such redemption.

(f)            Notice of any redemption shall be electronically delivered or mailed (or otherwise sent in accordance with the rules and procedures of the Depositary that apply to such redemption), at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Senior Notes to be redeemed. Such notice shall state the Redemption Price (if known) or the formula pursuant to which the Redemption Price is to be determined if the Redemption Price cannot be determined at the time the notice is given. If the Redemption Price cannot be determined at the time such notice is to be given, the actual Redemption Price, calculated as described above in clause (c) of this Section 2.4 shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date. Subject to the last paragraph of Section 11.4 of the Original Indenture, notice of redemption having been given as provided in the Original Indenture, the Senior Notes called for redemption shall become due and payable on the relevant Redemption Date and at the Redemption Price, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(g)            The Trustee shall have no responsibility for any calculation or determination in respect of the Redemption Price of any Senior Note, or any component thereof or otherwise hereunder, and shall be entitled to receive, and fully protected in relying upon, an Officer’s Certificate from the Company that states such Redemption Price.

(h)            The Senior Notes will be redeemable, at the option of the Company, at any time as a whole but not in part, upon not less than 10 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, in the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after June 26, 2024; or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after June 26, 2024, and, in each case, the Company cannot avoid such obligation by taking reasonable measures available to it. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

Before the Company publishes or delivers any notice of redemption of the Senior Notes, it shall deliver to the Trustee an Officers’ Certificate to the effect that the Company cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an Opinion of Counsel stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Section 2.5.      Additional Covenants.

In addition to the covenants set forth in Article 10 of the Original Indenture, each of the following covenants shall be added to Article 10 with respect to the Senior Notes:

(a)            Neither the Company nor any of its Subsidiaries shall create, assume, incur or permit to exist any Indebtedness secured by any lien on the present or future capital stock of any Designated Subsidiary unless the Senior Notes, and at the Company’s election, any other Indebtedness of the Company that is not subordinated to the Senior Notes and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated, to provide such security, are secured equally and ratably with such Indebtedness for at least the time period this Indebtedness is so secured. Notwithstanding the foregoing, the Company may, without securing the Senior Notes or such other Indebtedness, incur liens existing on such capital stock before the acquisition thereof by the Company or any Designated Subsidiary so long as (1) such lien was in existence prior to, and is not created in contemplation of or in connection with, such acquisition, (2) such lien will not apply to capital stock of any other Designated Subsidiary and (3) such lien will secure only those obligations which it secures on the date of such acquisition, and extensions, renewals and replacements of the foregoing liens that do not increase the outstanding principal amount secured by such liens and do not extend to capital stock of any other Designated Subsidiary.

(b)            Neither the Company nor any of the Designated Subsidiaries shall issue, sell, transfer or dispose of capital stock of a Designated Subsidiary, except to the Company or one of its Subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless (1) the Company disposes of the entire capital stock of the Designated Subsidiary at the same time for cash or property which, in the opinion of the Company’s Board of Directors, is at least equal to the fair market value of the capital stock or (2) the Company sells, transfers or otherwise disposes of any capital stock of a Designated Subsidiary for at least fair market value (in the opinion of the Company’s Board of Directors) and, after giving effect thereto, the Company and its Subsidiaries would own more than 80% of the issued and outstanding voting stock of such Designated Subsidiary.

Section 2.6.      Additional Event of Default.

In addition to the covenants set forth in Article 5 of the Original Indenture, the following shall be added to Article 5 as an additional “Event of Default” with respect to the Senior Notes:

(a)            default in the payment of the Redemption Price upon an optional redemption of the Senior Notes pursuant to Section 2.4 of this Supplemental Indenture.

Section 2.7.      Form, Currency and Denominations.

The Senior Notes shall be issued in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Senior Notes will be issued in substantially the form set forth in Exhibit A hereto. The Depositary with respect to the Senior Notes shall be The Depository Trust Company.

Section 2.8.      Global Securities.

(a)            The Senior Notes will be issued in the form of one or more global Securities registered in the nominee name of the Depositary, which shall be Cede & Co. Except under the circumstances set forth in Section 3.5 of the Original Indenture, the global Securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in definitive form. Owners of beneficial interests in such a global Security will not be considered the registered owners or Holders of Senior Notes for any purpose.

(b)            No global Security representing a Senior Note shall be exchangeable, except for another global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Payment of principal of, any premium or interest on, and any Additional Amounts in respect of, any Senior Note in global form shall be made to the registered Holder thereof.

Section 2.9.      Ranking.

The Senior Notes will represent the Company’s direct, unsecured obligations and will rank equally with all of the Company’s other existing and future unsubordinated senior indebtedness.

Section 2.10.      No Rights of Set-Off. The Senior Notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Company’s regulated operating subsidiaries to any Person in whose name the Senior Notes are registered or any creditor of the Company or any of the Company’s regulated operating subsidiaries.

Section 2.11.      No Encumbrances. By acquiring the Senior Notes, each Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or any of its affiliates to secure the rights of Holders.

Section 2.12.      Miscellaneous.

The Company is not obligated to redeem or purchase any Senior Notes pursuant to any sinking fund or analogous provision. The Senior Notes will not be convertible into shares of Common Stock of the Company and/or exchangeable for other securities. The amount of payments of principal with respect to the Senior Notes shall not be determined with reference to an index, formula or other method or methods. No Senior Notes are issuable upon the exercise of warrants. Each of Section 4.2(2) of the Original Indenture relating to defeasance and Section 4.2(3) of the Original Indenture relating to covenant defeasance shall apply to the Senior Notes, and the covenants subject to Section 4.2(3) and Section 10.6 of the Original Indenture shall include the covenants set forth in, and made applicable to the Senior Notes by, Section 2.6 of this Supplemental Indenture. Additional Amounts will be payable by the Company on the Senior Notes to the extent provided in Section 10.4 of the Original Indenture.

ARTICLE III.

GUARANTEES

Section 3.1.      Guarantees.

If, after the date of this Supplemental Indenture, any Subsidiary of the Company guarantees (or becomes a co-borrower in respect of) the Company’s obligations under the Revolving Credit Facility, then, within 15 days of the occurrence of such event, the Company shall cause such Subsidiary to become a Guaranteeing Subsidiary hereunder by causing such Subsidiary to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary shall fully and unconditionally guarantee all of the Company’s obligations under the Senior Notes and this Supplemental Indenture. Concurrently with the execution and delivery of such supplemental indenture, the Company shall also deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such Guarantee complies with this Section 3.1 and the execution of such supplemental indenture is authorized and permitted under the Original Indenture and this Supplemental Indenture, all covenants and conditions precedent provided for in the Original Indenture and this Supplemental Indenture relating to the execution of such supplemental indenture have been performed, satisfied or otherwise complied with and that the Supplemental Indenture is the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms.

ARTICLE IV.

MISCELLANEOUS PROVISIONS

Section 4.1.      Ratification and Incorporation of Original Indenture.

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.2.      Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Supplement to the Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Guaranteeing Subsidiary and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 4.3.      Governing Law; Waiver of Jury Trial.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments performed in and, in each case, performed in said state, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SENIOR NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.4.      Submission to Jurisdiction.

The Company agrees that any judicial proceedings instituted in relation to any matter arising under this Supplemental Indenture or the Senior Notes may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Supplemental Indenture, the Company hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Company also irrevocably and unconditionally waives for the benefit of the Trustee and the Holders of the Senior Notes any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of this Supplemental Indenture. Nothing herein shall limit the right of the Trustee or any Holder to institute proceedings against the Company in the courts of any other jurisdiction or jurisdictions.

Section 4.5.      Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.6.      Trustee’s Disclaimer.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. Notwithstanding the foregoing, the Trustee acknowledges and agrees that it has properly authorized and duly executed this Supplemental Indenture and nothing contained in this Section 4.6 shall be deemed to limit such authorization and execution, nor shall this Section 4.6 be interpreted to in any way limit the Trustee’s authentication of the Senior Notes.

Section 4.7.      Conflict with Original Indenture.

To the extent not expressly amended or modified by this First Supplemental Indenture with respect to the Senior Notes, the Original Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Senior Notes is inconsistent with any provision of the Original Indenture, the provision of this First Supplemental Indenture shall control.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has executed this Supplemental Indenture by the signature of its authorized officers, and the Trustee has caused this Supplemental Indenture to be executed in its corporate name by its authorized officers, each as of the date above written.

ESSENT GROUP LTD., as Issuer		Witnessed by:

By:	/s/ David Weinstock	By:	/s/ Bryan MacIntyre
Name: David Weinstock		Name: Bryan MacIntyre
Title: SVP & Chief Financial Officer		Title: Vice President

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

not in its individual capacity but solely as Trustee

By:	/s/ Gregory P. Guim
Name: Gregory P. Guim
Title: Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

[FORM OF NOTE]

[Legend to be removed if the Senior Note is not represented by a global note]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ESSENT GROUP LTD. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND SUCH PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.]

Exhibit A-1

ESSENT GROUP LTD.
6.250% SENIOR NOTES DUE 2029

No. _____________ $ _______________	CUSIP No.: 29669JAA7 ISIN No.: US29669JAA79

Regular Record Date: preceding each Interest Payment Date	June 30 or December 31, as the case may be, immediately
Original Issue Date:	July 1, 2024
Maturity Date:	July 1, 2029
Interest Payment Dates:	January 1 and July 1
Interest Rate:	6.250% per annum
Authorized Minimum Denomination:	$2,000, or any integral multiple of $1,000 in excess thereof

Essent Group Ltd., a company duly organized and existing under the laws of Bermuda (the “Company”, which term includes any successor company under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [●] ($[●]) [(or such other amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto)]1 on the Maturity Date shown above, and to pay interest thereon from July 1, 2024, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above (including the Maturity Date), commencing on January 1, 2025, at the rate of 6.250% per annum until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (including the Maturity Date) will, as provided in the Indenture, be paid to the Person in whose name this Senior Note is registered at the close of business on the Regular Record Date as specified above next preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Senior Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest established by notice given by or on behalf of the Company to the Holders of Senior Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Senior Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

1 To include for Global Notes only.

Exhibit A-2

Payments of interest on this Senior Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Senior Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Senior Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

Payment of the principal of and interest due on the Maturity Date of this Senior Note shall be made upon surrender of this Senior Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Senior Note shall be paid in Dollars. Payments of interest will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

This security is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), all issued or to be issued under and pursuant to the Senior Indenture, dated as of July 1, 2024 (the “Original Indenture”), as supplemented, including by that certain First Supplemental Indenture, dated as of July 1, 2024 (the “First Supplemental Indenture”, and together with the Original Indenture and any other supplements or amendments from time to time, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, a national banking association, formed under the laws of the United States, not in its individual capacity but solely as trustee (the “Trustee,” which term includes any successor trustee under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto relating to this security (including, without limitation, the First Supplemental Indenture, dated as of July 1, 2024, between the Company and the Trustee) for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture or any indenture supplemental thereto. This security is one of a series designated on the face as 6.250% Senior Notes due 2029 (the “Senior Notes”), initially limited in aggregate principal amount to $500,000,000, subject to increase as provided in Section 2.2 of the First Supplemental Indenture. Capitalized terms used herein for which no definition is provided herein shall have the respective meanings ascribed thereto in the Indenture.

The Senior Notes are senior unsecured obligations of the Company.

Exhibit A-3

The Senior Notes will represent the Company’s direct, unsecured obligations and will rank equally with all of the Company’s other unsubordinated senior indebtedness.

While this Senior Note is represented by one or more global notes registered in the name of DTC or its nominee, the Company will cause payments of principal of, premium, if any, and interest on this Senior Note to be made to DTC or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, DTC or its nominee, and otherwise in accordance with such agreements, regulations and procedures.

The Senior Notes will not have a sinking fund.

Prior to the Par Call Date, the Company may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (A) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed discounted to the Redemption Date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (B) interest accrued to the Redemption Date, and (ii) 100% of the principal amount of the Senior Notes to be redeemed, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon to, but excluding, the Redemption Date.

If fewer than all of the Senior Notes are to be redeemed as provided above, the Senior Notes to be redeemed shall be selected by lot by DTC, in the case of Senior Notes represented by a global note, or by the Trustee by lot, in the case of Senior Notes that are not represented by a global note.

The Senior Notes will be redeemable, at the option of the Company, at any time as a whole but not in part, upon not less than 10 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, in the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after June 26, 2024; or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after June 26, 2024, and, in each case the Company cannot avoid such obligation by taking reasonable measures available to it. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

The Indenture also contains provisions for defeasance at any time of the entire indebtedness of the Senior Notes with respect thereto or of certain restrictive covenants of the Company with respect to the Senior Notes, in each case, upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

Exhibit A-4

If, after the date of the First Supplemental Indenture, any Subsidiary of the Company guarantees (or becomes a co-borrower in respect of) the Company’s obligations under the Revolving Credit Facility, then, within 15 days of the occurrence of such event, the Company shall cause such Subsidiary to become a Guaranteeing Subsidiary under the First Supplemental Indenture by causing such Subsidiary to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B to the First Supplemental Indenture pursuant to which such Subsidiary shall fully and unconditionally guarantee all of the Company’s obligations under the Senior Notes and the First Supplemental Indenture. Concurrently with the execution and delivery of such supplemental indenture, the Company shall also deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such Guarantee complies with Section 3.1 of the First Supplemental Indenture and the execution of such supplemental indenture is authorized and permitted under the First Supplemental Indenture and all covenants and conditions precedent provided for in the First Supplemental Indenture relating to the execution of such supplemental indenture have been performed, satisfied or otherwise complied with.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the respective rights and obligations of the Company and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on and Additional Amounts, if any, in respect of this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Security Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge or certain other expenses payable in connection therewith.

Exhibit A-5

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Senior Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Senior Notes to be exchanged at the office or agency of the Company.

This Senior Note does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Company’s regulated operating subsidiaries to any Person in whose name this Senior Note is registered or any creditor of the Company or any of the Company’s regulated operating subsidiaries.

By acquiring this Senior Note, the Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or any of its affiliates to secure the rights of Holders.

This Senior Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed in said state.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by its authorized representatives as of the date set forth below.

Exhibit A-6

Dated:

ESSENT GROUP LTD.

By:
Name:
Title:

Attest:
Name:
Title:

Exhibit A-7

This is one of the 6.250% Senior Notes due 2029 referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:
Authorized Signatory

Exhibit A-8

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE2

The initial outstanding principal amount of this Global Note is $__________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee

2 To include for Global Notes only.

Exhibit A-9

EXHIBIT B

Form of Supplemental Indenture to be Delivered by Guaranteeing Subsidiaries

Exhibit B-1

ESSENT GROUP LTD., Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, Trustee

SUPPLEMENT TO THE FIRST SUPPLEMENTAL INDENTURE

Dated as of {__________}

6.250% Senior Notes due 2029

Exhibit B-2

This {__________} Supplement to the First Supplemental Indenture (this “Supplement”), dated as of {__________}, is entered into by and between {__________} (the “Guaranteeing Subsidiary”), a subsidiary of Essent Group Ltd., a company duly organized and existing under the laws of Bermuda (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has executed and delivered to the Trustee that certain First Supplemental Indenture, dated as of July 1, 2024 (as may be amended and supplemented from time to time, the “First Supplemental Indenture”) to the Senior Indenture, dated as of July 1, 2024 (the “Original Indenture” and, as supplemented by the First Supplemental Indenture, the “Indenture”), providing for the issuance of the 6.250% Senior Notes due 2029 (the “Senior Notes”); and

WHEREAS, the Guaranteeing Subsidiary has entered into that certain Revolving Credit Facility dated as of June 26, 2024, as a guarantor or co-borrower of the Company; and

WHEREAS, Section 3.1 of the First Supplemental Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall fully and unconditionally guarantee all of the Company’s obligations under the Senior Notes and the First Supplemental Indenture on the terms and conditions set forth herein and under the First Supplemental Indenture (the “Guarantee”); and

WHEREAS, pursuant to the terms of the Indenture, the Trustee is authorized to execute and deliver this Supplement.

NOW THEREFORE, in consideration of the premises and the guarantee of the Senior Notes established by this Supplement, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 1.1    Relation to First Supplemental Indenture. This Supplement constitutes a part of the First Supplemental Indenture but, except as expressly provided herein, shall not modify, amend or otherwise affect the First Supplemental Indenture or the Original Indenture insofar as it relates to any series of Senior Notes or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Senior Notes of any series.

Section 1.2    Definitions. For all purposes of this Supplement, the capitalized terms used herein which are defined in the Indenture (and which are not defined herein) have the meanings assigned to such terms in the Indenture. For purposes of this Supplement:

(a)    Unless the context otherwise requires, any reference to a Section refers to a Section of this Supplement; and

(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Supplement as a whole and not to any particular Article, Section or other subdivision hereof.

Exhibit B-3

ARTICLE II

THE GUARANTEE

Section 2.1      Agreement to Guarantee. Subject to this Article II, each of the Guaranteeing Subsidiaries hereby, jointly and severally, fully and unconditionally guarantees, on an unsecured basis, to each Holder of a Security representing Senior Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the First Supplemental Indenture, the Senior Notes or the obligations of the Company thereunder, that:

(a)            the principal of and interest and premium, if any, on the Senior Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, and interest on the overdue principal of and interest on the Senior Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder, including for expenses, indemnification or otherwise, shall be promptly paid in full, all in accordance with the terms hereof and thereof; and

(b)            in case of any extension of time of payment or renewal of any Senior Notes or any of such other obligations, the same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed for whatever reason, the Guaranteeing Subsidiaries shall be jointly and severally obligated to pay the same promptly. Each Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(c)            The Guaranteeing Subsidiaries hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Senior Notes or this Supplement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the obligations of the Company hereunder and under the Senior Notes). Each Guaranteeing Subsidiary hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that each Guarantee shall not be discharged except by full payment of the obligations contained in the Senior Notes and the First Supplemental Indenture or by release in accordance with the provisions of this Supplement.

(d)            Each Guaranteeing Subsidiary also agrees to pay any and all reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 2.1.

(e)            If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guaranteeing Subsidiaries or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guaranteeing Subsidiaries any amount paid either to such Holder or the Trustee, then each Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Exhibit B-4

(f)            Until terminated in accordance with Section 2.6 hereof, each Guaranteeing Subsidiary agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guaranteeing Subsidiary further agrees that, as between the Guaranteeing Subsidiaries, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 5.1 of the Original Indenture for the purposes of each Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 5.1 of the Original Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiaries for the purpose of each Guarantee. The Guaranteeing Subsidiaries shall have the right to seek contribution from any nonpaying Guaranteeing Subsidiary so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(g)            Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Senior Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Senior Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Senior Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(h)            In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i)            The Guarantee issued by any Guaranteeing Subsidiary shall be a general unsecured senior obligation of such Guaranteeing Subsidiary and shall be pari passu in right of payment with all existing and future senior indebtedness of such Guaranteeing Subsidiary, if any.

(j)            Each payment to be made by a Guaranteeing Subsidiary in respect of its Guarantee shall be made without setoff, counterclaim, reduction or diminution of any kind or nature.

Section 2.2      Limitations on Guaranteeing Subsidiary Liability. Each Guaranteeing Subsidiary, and, by its acceptance of the Senior Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guaranteeing Subsidiary does not constitute a fraudulent transfer or conveyance for purposes of any applicable bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guaranteeing Subsidiaries hereby agree that the obligations of each Guaranteeing Subsidiary shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guaranteeing Subsidiary in respect of the obligations of such other Guaranteeing Subsidiary under this Article II, result in the obligations of such Guaranteeing Subsidiary under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guaranteeing Subsidiary that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Supplement to a contribution from each other Guaranteeing Subsidiary in an amount equal to such other Guaranteeing Subsidiary’s pro rata portion of such payment based on the respective net assets of all the Guaranteeing Subsidiaries at the time of such payment determined in accordance with GAAP.

Exhibit B-5

Section 2.3      Execution and Delivery. Each Guaranteeing Subsidiary hereby agrees that its Guarantee set forth in Section 2.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Senior Notes.

If an Officer whose signature is on this Supplement no longer holds that office at the time the Trustee authenticates a Security, the Guarantee of such Guaranteeing Subsidiary shall be valid nevertheless.

The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of each Guarantee set forth in this Supplement on behalf of the Guaranteeing Subsidiaries.

Section 2.4      Subrogation. Subject to Sections 2.1(f) and 2.2 hereof, each Guaranteeing Subsidiary shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guaranteeing Subsidiary pursuant to the provisions of Section 2.1 hereof; provided, that, if an Event of Default has occurred and is continuing, no Guaranteeing Subsidiary shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the First Supplemental Indenture or the Senior Notes shall have been paid in full.

Section 2.5      Benefits Acknowledged. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Supplement and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 2.6      Release of Guarantees. Each Guarantee by a Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Guaranteeing Subsidiary, the Company or the Trustee is required for the release of such Guaranteeing Subsidiary’s Guarantee:

(a)            upon any sale or other disposition (by merger, amalgamation, consolidation or otherwise) of (i) all or substantially all of the assets of that Guaranteeing Subsidiary or (ii) the Capital Shares of such Guaranteeing Subsidiary, in each case, after which such Guaranteeing Subsidiary is no longer a Subsidiary; provided, that such sale is made in compliance with Article VIII of the Original Indenture, as the case may be; or

Exhibit B-6

(b)            if such Guaranteeing Subsidiary merges with and into the Company or another Guaranteeing Subsidiary, with the Company or such other Guaranteeing Subsidiary surviving such merger.

ARTICLE III

MISCELLANEOUS

Section 3.1    Modification of the Indenture. Except as expressly modified through this Supplement, the provisions of the Indenture shall govern the terms and conditions of the Senior Notes.

Section 3.2    Governing Law; Waiver of Jury Trial. This Supplement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.3    Submission to Jurisdiction.      Each Guaranteeing Subsidiary agrees that any judicial proceedings instituted in relation to any matter arising under this Supplement or the Senior Notes may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Supplement, each Guaranteeing Subsidiary hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. Each Guaranteeing Subsidiary also irrevocably and unconditionally waives for the benefit of the Trustee and the Holders of the Senior Notes any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of this Supplement. Nothing herein shall limit the right of the Trustee or any Holder to institute proceedings against any Guaranteeing Subsidiary in the courts of any other jurisdiction or jurisdictions.

Section 3.4    Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Supplement shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Guaranteeing Subsidiary and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Exhibit B-7

Section 3.5    Trustee Not Responsible for Recitals. The Trustee makes no representation as to the validity or sufficiency of this Supplement. The Trustee represents that it is duly authorized to execute and deliver this Supplement and perform its obligations hereunder. The Trustee accepts the amendments of the First Supplemental Indenture effected by this Supplement, but on the terms and conditions set forth in the First Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Guaranteeing Subsidiary, or for or with respect to (i) the validity or sufficiency of this Supplement or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Guaranteeing Subsidiary by action or otherwise, (iii) the due execution hereof by the Guaranteeing Subsidiary or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

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Exhibit B-8

The parties hereto caused this Supplement to the Supplemental Indenture to be duly executed as of the date first set forth above.

[Guaranteeing Subsidiary]

By:
Name:
Title:

U.S. Bank Trust Company, National Association, as Trustee

By:
Name:
Title:

Exhibit B-9